U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

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1. Name and Address of Reporting Person*

   John Hancock Financial Services, Inc
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   (Last)               (First)                 (Middle)


   P.O. Box 111
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                                    (Street)


   Boston, MA  02117
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Fresh America Corp. ("FRES")
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   04-3483032
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4. Statement for Month/Year

   11/01
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Series D Cumulative                                       27,000                                     I         Owned by
Redeemable Preferred                                                                                           JHLICO (a)
Stock

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Reminder: Report on a separate line for each class of securities beneficially                                  (Over)
owned directly or indirectly.                                                                                  SEC 1474 (4/97)
                                                     (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                  2.                                                                                     Deriv-    Form of
                  Conver-                   5.                                 7.                        ative     Deriv-   11.
                  sion                      Number of                          Title and Amount          Secur-    ative    Nature
                  of                        Derivative    6.                   of Underlying     8.      ities     Secur-   of
                  Exer-            4.       Securities    Date                 Securities        Price   Bene-     ity:     In-
                  cise    3.       Trans-   Acquired (A)  Exercisable and      (Instr. 3 and 4)  of      ficially  Direct   direct
                  Price   Trans-   action   or Disposed   Expiration Date      ----------------  Deriv-  Owned     (D) or   Bene-
1.                of      action   Code     of(D)         (Month/Day/Year)            Amount     ative   at End    In-      ficial
Title of          Deriv-  Date     (Instr.  (Instr. 3,    ----------------            or         Secur-  of        direct   Owner-
Derivative        ative   (Month/  8)       4 and 5)      Date        Expira-         Number     ity     Month     (I)      ship
Security          Secur-  Day/     ------   ------------  Exer-       tion            of         (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        ity     Year)    Code V   (A)   (D)     cisable     Date     Title  Shares     5)      4)        4)       4)
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

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
Explanation of Responses:

(a) On November 14, 2001, the shares of Fresh America Corp. held by John Hancock Financial Services, Inc. and its subsidiary entities were reallocated among the various joint filers. John Hancock Life Insurance Company ("JHLICO"), a direct, wholly owned subsidiary of John Hancock Financial Services, Inc., now owns 22,950 shares of Series D Cumulative Reedeemable Preferred Stock. In addition, John Hancock Variable Life Insurance Company (JHVLICO"), a direct, wholly owned subsidiary of JHLICO, now owns 4,050 shares.

John Hancock Financial Services, Inc.


By: /s/ Barry J. Rubenstein                December 10, 2001
    -----------------------------------    -------------------------------------
    Barry J. Rubenstein                    Date
    Vice President, Counsel & Secretary

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information

Issuer Name and Trading Symbol: Fresh America Corp. ("FRES")

Date of Event Requiring Statement: November 2001

Designated Reporter: John Hancock Financial Services, Inc.

1.    Name and address of Reporting Person:

      John Hancock Life Insurance Company
      200 Clarendon Street
      Boston, MA 02117

      IRS Number: 04-1414660

      By: /s/ Roger G. Nastou
          ----------------------------------------------
          Roger G. Nastou
          Vice President

2.    Name and address of Reporting Person:

      John Hancock Variable Life Insurance Company
      200 Clarendon Street
      Boston, MA 02117

      IRS Number: 04-2664016

      By: /s/ Michele G. Van Leer
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          Michele G. Van Leer
          President


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